Exhibit 99.1

STAAR Surgical Names Deborah Andrews as CFO

Surindra Mann Joins STAAR as Vice President, Global Financial Planning & Analysis

MONROVIA, CA, September 28, 2017—STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, announced today that Deborah Andrews, Interim CFO, has agreed to resume her role as Chief Financial Officer for the company (held previously from 2007 – 2013). Joining Deborah’s team as Vice President, Global Financial Planning & Analysis is Surindra Mann. Both appointments become effective October 2, 2017.

“My decision to take on the role of CFO was solidified as I worked closely with Caren and the team in a broader capacity these past five months,” said Deborah Andrews. “I have a strong and enduring commitment to this company and its shareholders and have never been more confident of its current and future promise as we have successfully completed several strategic milestones. Bringing on Surindra provides further depth and breadth of experience for the finance team as we take the company to the next level,” added Andrews.

“I am thrilled that Deborah has enthusiastically agreed to resume her role as CFO for STAAR. It has been a pleasure working more closely with her since she assumed the position of Interim CFO. We conducted a thorough outside search for CFO and were presented with several candidates who met our qualifications. However, when Deborah expressed an interest in being considered last month, we realized that we had a winning combination in promoting Deborah and hiring Surindra,” said Caren Mason, President & CEO. “Surindra brings eighteen years of progressively responsible experience to STAAR from her tenure with Abbott Global Healthcare. In her most recent position with Abbott, she held the position of Global Finance Director, Financial Planning and Analysis for Abbott Medical Optics. She also held the positions of Global Assistant Controller for Abbott Medical Optics, Business Unit Controller for Abbott Diabetes Care and as Senior Financial Analyst for the Pharmaceutical and Diagnostics Divisions. We are very pleased to have these strong and accomplished executives leading our financial operations,” added Mason.

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About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR's lens used in refractive surgery is called an Implantable Collamer® Lens or "ICL". More than 700,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.discovericl.com. STAAR has approximately 340 full-time equivalent employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company's website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: future prospects of the Company, achievement of milestones, and any assumptions underlying any of the foregoing. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, under the caption “Risk Factors”, which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.

CONTACT:	Investors
EVC Group
Brian Moore, 310-579-6199
Doug Sherk, 415-652-9100

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